Exhibit 99.(k)(3)

JOINT INSURANCE AGREEMENT

This Joint Insurance Agreement (the “Agreement”), dated as of February           , 2019, is by and between CRESSET PRIVATE MARKETS OPPORTUNITY FUND, a Delaware statutory trust registered under the Investment Company Act of 1940 as an closed-end non-diversified management investment company (the “Trust”) and CRESSET SPG, LLC, a Delaware limited liability company and investment adviser to the Fund (“Cresset SPG”).

BACKGROUND

This Agreement is entered into with the following background:

A.            Section 17(g) of the Investment Company Act of 1940 (the “1940 Act”) authorizes the Securities and Exchange Commission (“SEC”) to require that the officers and employees of registered management investment companies be bonded against larceny and embezzlement, and the SEC has promulgated Rule 17g-1 requiring such coverage in specified minimum amounts.

B.            The Trust and Cresset SPG have obtained the following bond providing coverage against larceny and embezzlement by their officers and employees.

Policy	Coverage
Joint Fidelity Bond (“Joint Bond”)
(Bond No. )	$525,000

C.            The Board of Trustees of the Trust, by vote of a majority of its members and a majority of those members of the Board of the Trust who are not “interested persons” as defined by Section 2(a)(19) of the Act, has given due consideration to all factors relevant to the amount, type, form, coverage and apportionment of recoveries and premiums on the Joint Bond and has approved the form, term and amount of the Joint Bond, the portion of the premiums payable by the Trust, and the manner in which recovery on the Joint Bond, if any, shall be shared by and among the parties hereto as hereinafter set forth.

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.                                      ALLOCATION OF PROCEEDS

a.             In the event a single party suffers a loss or losses covered under the Joint Bond, the party suffering such loss or losses shall be entitled to be indemnified up to the full amount of the Joint Bond Proceeds.

b.             In the event recovery is received under the Joint Bond as a result of a loss sustained by the Trust and Cresset SPG, the Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which the Trust would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

2.                                      ALLOCATION OF PREMIUMS

The premiums payable with respect to the Joint Bond shall be allocated to each of the parties hereto on an annual basis (and, in the event any increased or additional premium is required to be paid during the year, as of the date such increased or additional premium is due) based on the proportions shown on Schedule A.

3.                                      BOND COVERAGE REQUIREMENTS AND CHANGES

Each party hereto has determined that the Joint Bond provides the minimum amount of fidelity bond coverage deemed appropriate to be maintained by it.  The Trust represents and warrants to Cresset SPG that the Joint Bond provides no less than the minimum amount of coverage required of it under Rule 17g-1(d)(1) as of the date hereof.  The Trust further agrees that it will promptly take such steps as may be necessary, from time to time, to increase its minimum coverage (and, if necessary, the face amount of the Joint Bond) so that its minimum coverage as therein set forth shall at no time be less than the minimum coverage required of it under Rule 17g-1(d)(1).

4.             TERM OF AGREEMENT

This Agreement shall apply to the Joint Bond for the period beginning                  , 20       through the succeeding                  , 20       and any renewals or replacements thereof and shall continue until terminated by any party hereto upon the giving of not less than sixty days written notice to the other parties.

5.                                      GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, to the extent not inconsistent with applicable provisions of the 1940 Act and the rules and regulations promulgated thereunder by the SEC.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by a duly authorized officer or representative on the date first written above.

CRESSET PRIVATE MARKETS OPPORTUNITY FUND

By

Its

CRESSET SPG, LLC

By

Its

Schedule A

Bond:              Bond no.                issued by Continental Insurance Company.

Limitation of liability:  $

Premium allocable to each insured:	Cresset SPG:	$

	Trust:	$

	Total:	$